SCHEDULE 14A INFORMATION

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                            ITT CORPORATION
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



                    [Letterhead of ITT Corporation]



                                                      October 31, 1997


Dear Fellow Stockholder:

     By now you should have received a proxy statement supplement from ITT with information on your Board's unanimous decision to enter into a definitive merger agreement with Starwood Lodging, the country's largest and best-performing hotel real estate investment trust (REIT).

The Starwood Transaction Is Compelling--Both Strategically and Financially

     Starwood will acquire ITT for $82 per ITT share in cash and Starwood stock (subject to certain collar provisions), a substantial premium of $12 per share, or 17%, to Hilton's inadequate hostile offer. Combining Starwood and ITT will create the world's largest hotel and gaming company, with 650 hotels in 70 countries, annual revenues of over $10 billion, and strong growth prospects. The merger will join Starwood's premier Westin hotel brand with ITT's Sheraton, Ciga, Luxury Collection and Four Points hotels as well as with our Caesars casinos. We believe the capital base and human resources at the combined companies should create significant growth prospects on a global basis.

     ITT's Board is working diligently on your behalf to obtain the best value for your shares. Hilton is continuing its proxy fight and is still trying to replace your Board with its own handpicked nominees who would rubber stamp Hilton's lowball $70 per share stock-and-cash offer. We urge you to support ITT's Board, which expects to complete the Starwood transaction by late January or early February, by signing and returning the BLUE proxy card. Ignore Hilton's white proxy card. If you have already returned Hilton's white card, signing and returning the BLUE card today will automatically cancel any earlier vote for the Hilton nominees.

The Starwood Lodging Transaction Provides Both Immediate And Long-Term Value

     Through the Starwood transaction, ITT shareholders will receive $82 in value -- $15 in cash and $67 worth of new Starwood stock. This transaction is far superior to Hilton's unsolicited $70 cash-and-stock offer. Starwood also has a "paired share" REIT structure that we believe should facilitate growth at a rate surpassing what a combination with Hilton could achieve. We believe that Hilton, in its attempt to replace ITT's Board of Directors and effect its inadequate offer, may try to attack this legal structure in Congress, in Washington, D.C. and in the media with the exclusive purpose of damaging Starwood's stock price and reducing the value to be received by ITT shareholders.

     When merged with Westin Hotels, which Starwood is also buying, the new company will be the preeminent hotel and gaming company. Unlike a Hilton/ITT combination, where Hilton hotels could compete with Sheraton hotels, Starwood, Westin and ITT properties are highly complementary.

Starwood Shares Have Performed Superbly--and Pay Substantial Cash Dividends

     Starwood has moved aggressively to build what is expected to become the world's largest hotel and gaming company. As a result of skilled and focused management, Starwood has seen its stock price increase more than fivefold since early 1995 when Barry Sternlicht and his team assumed control. During this time, Starwood has significantly outperformed all market indices, other REITs and Hilton. In addition, Starwood pays a substantial cash dividend (currently $1.92 per share a year). Upon becoming Starwood shareholders, ITT shareholders will be entitled to Starwood dividends. It is your Board's belief that ITT shareholders will continue to benefit from Starwood's keen focus on shareholder value and its superior structure and operations.

Starwood And ITT Are An Excellent Strategic Fit

     Joining with Starwood Lodging represents an outstanding growth opportunity and fit for ITT. The combination will create the leader in hotel and gaming brands, geographic reach and operational excellence. It will serve all segments of the upscale global hotel market through The Luxury Collection, Westin and Sheraton and the mid-price segment through Four Points. It will own, manage or franchise 430 hotels in North America, 81 in Europe, 68 in Asia, 35 in Latin America and 36 in the Middle East and Africa. It will have hotels in virtually every major city in the world, and also own and/or manage many resorts and casinos. In addition, many of the over 100 existing Starwood hotels are expected to become either Sheraton- or Westin-managed properties, substantially accelerating the expansion of these premium brands.

     On the marketing side, we believe there are many significant advantages to the combination. The combined hotel preference programs (Westin Premier and Sheraton Club International) will have over three million members. We believed a shared reservation system will allow us to fill hotels in a highly efficient manner, and the companies expect to implement a powerful combined global marketing effort that can increase brand awareness and help attract new customers.

     Starwood is also firmly committed to getting the most out of Caesars casinos and believes ITT's gaming properties and management, combined with Starwood's resources and "paired share" structure, can continue producing outstanding results for shareholders.

     Starwood has requested that ITT continue to explore ways to realize the full value of its non-core assets, including ITT World Directories, our strong overseas telephone directories business, and ITT Educational Services, our leading post-secondary technical school business. Starwood has said it will dispose of non-core assets only in ways that maximize shareholder value. Accordingly, ITT is continuing to explore the best way to attain maximum value for these assets.

Vote For The ITT Directors:  Get $82 Per Share And Strong Growth Potential

     After careful deliberation and a lot of hard and thoughtful work, your Board is convinced that the Starwood transaction creates an advantageous growth structure for ITT's assets and superb value for ITT's shareholders. It is clearly superior to Hilton's offer, which Mr. Bollenbach has repeatedly suggested he won't raise. At $82 per share, it is worth almost $1.5 billion more to ITT shareholders than Hilton's $70 offer -- and $3.3 billion, or $27 per share, more than Hilton's earlier $55 offer. Of course, your Board would consider any unsolicited alternative proposals it might receive.

     We are excited about the opportunities the Starwood transaction will create for ITT's shareholders, employees, customers and communities. But don't just take our word for it.
Here are some comments from independent third parties about this dynamic combination.

     "The market loves the deal that's been presented by Starwood
     Lodging." Stephen Bollenbach, Chief Executive Officer,
     Hilton Hotels (The New York Times, 10/22/97)*

     "Without question, this deal has enhanced shareholder value." Bruce Turner, Salomon Brothers (USA Today,
     10/21/97)*

     "It [Starwood's offer] makes the Hilton bid grossly inadequate, not only on today's prices but what the combined
     Starwood-ITT Company could mean to shareholders going forward." James Murren, Deutsche Morgan Grenfell
     (Knight-Ridder, 10/21/97)*

     "Starwood has done a phenomenal job creating shareholder value." Steven Hash, Lehman Brothers (The Washington Post,
     10/21/97)*

     "Starwood trades at the multiple it does in large part because the company has proven not only that it's a very savvy buyer, but also that it knows how to operate its properties." Jim Sullivan, Prudential Securities (Barron's, 10/25/97)*

     "This will make Starwood a juggernaut . . . They have a very powerful roster of brands." Marvin Roffman, Roffman-Miller
     Associates (Knight-Ridder, 10/21/97)*

     As noted in our recent proxy mailing, we expect the Starwood transaction to be completed in late January or early February. To proceed with this compelling combination, and to continue to have the benefit of a Board dedicated to achieving the highest possible value, you must reelect the ITT Board at the November 12 annual meeting.

     To support the Starwood transaction, which will give you $82 per ITT share in cash and Starwood stock, you must sign, date and return the BLUE card. If you need help voting your shares, please call our proxy firm, Georgeson & Company Inc., toll-free at (800) 223-2064. Thank you.

                              Sincerely yours,

                              /s/ RAND V. ARASKOG
                              ---------------------------
                              Rand V. Araskog
                              Chairman and Chief Executive


------------------
* Permission to include this quotation has not been sought or obtained.

                   If your ITT shares are held
             in the name of a bank or brokerage firm,
        only that firm can execute a proxy on your behalf.

   Please contact the person responsible for your account and give instructions for the BLUE PROXY CARD to be voted with your Board's recommendation.

      If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

                            GEORGESON
                          & COMPANY INC.

                  Bank and Brokers Call Collect:
                          (212) 440-9800

                                or

                    ALL OTHERS CALL TOLL-FREE:
                          (800) 223-2064


        INTERNET: World Wide Web http://www.georgeson.com

Attention ITT Shareholders:

VOTE NOW FOR ITT'S DIRECTORS:
Get $82 Per Share And Strong Growth Potential

ITT recently signed a merger agreement with Starwood Lodging, the largest and best-performing hotel real estate investment trust (REIT). ITT believes the Starwood transaction is compelling, both strategically and financially.

Starwood will acquire ITT for $82 per ITT share in cash and Starwood stock. This is a premium of $12 per share--or 17%--to Hilton's inadequate hostile offer.

     o Combining Starwood and ITT will create the world's largest hotel and gaming company. It will have over 650 hotels and 14 casinos in 70 countries, annual revenues of over $10 billion, a strong balance sheet and exceptional global growth prospects.

     o ITT and Starwood are an excellent strategic fit. Starwood's premier Westin hotels will be combined with ITT's Sheraton, Ciga, Luxury Collection and Four Points hotels as well as with ITT's Caesars casinos. Together, we will serve all segments of the upscale global hotel market and have a major presence in resorts and gaming.

     o For each ITT share, you will receive $82 in value--$15 in cash and $67 in new Starwood stock. You get the potential upside of owning shares in a dynamic growth company with the benefit of owning real estate through a REIT structure.

     o Starwood shares have increased more than fivefold since Barry Sternlicht and his team assumed control in 1995. Starwood stock has significantly outperformed all market indices--and Hilton. As one Wall Street analyst puts it, "Starwood has done a phenomenal job creating shareholder value." (Lehman Brothers)*

     o Because Starwood is a REIT, it pays a substantial cash dividend (currently $1.92 per share per year). Upon becoming Starwood shareholders, ITT shareholders will be entitled to Starwood dividends.

The ITT Board is convinced that the Starwood transaction creates an advantageous growth structure for ITT assets and superb value for ITT shareholders. The Starwood transaction is clearly superior to Hilton's hostile offer, which Hilton has repeatedly suggested it won't raise. At $82 a share, it is worth almost $1.5 billion more than Hilton's $70 offer and $3.3 billion more than its earlier $55 offer. But to assure that the ITT-Starwood transaction can become a reality early next year, we need your vote on November 12 to reelect ITT's directors.

                 If You Want The Starwood Transaction
              Reelect The ITT Directors On the BLUE Card

You must use the BLUE proxy card to reelect ITT's Directors and receive the benefits of the Starwood transaction. Please sign and return the BLUE card today. Ignore Hilton's white card. For help voting your shares, please call our proxy firm, GEORGESON & COMPANY INC. toll free at (800) 223-2064.

                                                                   ITT

*  Permission to include this quotation has not been sought or obtained.